Exhibit 99.2

Criteo Announces Changes to its Board of Directors

New York, NY – July 29, 2020 – Criteo S.A. (NASDAQ: CRTO), the global technology company powering the world's marketers with trusted and impactful advertising, today announced changes to its Board of Directors.

Jean-Baptiste Rudelle, Criteo’s co-founder and former CEO, stepped down as Chairman of the Board of Criteo, effective July 28, 2020. Mr. Rudelle will remain a member of the Board of Directors. Rachel Picard, a member of Criteo’s Board of Directors since June 2017, has been elected as Chairwoman of the Board of Directors. In addition, James Warner, a member of Criteo’s Board of Directors since February 2013 and the lead independent director since December 2013, has been elected Vice Chairman of the Board of Directors.

“I am truly honored and delighted to guide Criteo forward as Chairwoman of the Board at this exciting and important juncture for the Company,” said Ms. Picard.

About Criteo

Criteo (NASDAQ: CRTO) is the global technology company powering the world's marketers with trusted and impactful advertising. 2,700 Criteo team members partner with over 20,000 customers and thousands of publishers around the globe to deliver effective advertising across all channels, by applying advanced machine learning to unparalleled data sets. Criteo empowers companies of all sizes with the technology they need to better know and serve their customers. For more information, please visit www.criteo.com.

Contacts

Criteo Investor Relations
Edouard Lassalle, VP, Head of Investor & Analyst Relations, e.lassalle@criteo.com
Friederike Edelmann, IR Director, f.edelmann@criteo.com

Criteo Public Relations
Jessica Meyers, Director, PR, Americas, j.meyers@criteo.com
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